Exhibit 5.1

LAW OFFICES BALLARD SPAHR ANDREWS & INGERSOLL, LLP 1735 MARKET STREET, 51ST FLOOR PHILADELPHIA, PA 19103-7599 215-665-8500 FAX: 215-664-8999 WWW.BALLARDSPAHR.COM	Atlanta, GA Baltimore, MD Bethesda, MD Denver, CO Las Vegas, NV Los Angeles, CA Philadelphia, PA Phoenix, AZ Salt Lake City, UT Voorhees, NJ Washington, DC Wilmington, DE

                    November 12, 2008

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Exelon Corporation, a Pennsylvania corporation (“Exelon”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 135,201,700 shares of common stock, no par value (the “Registered Shares”), of Exelon. The Registered Shares are to be registered in connection with (a) Exelon’s offer to exchange each of the issued and outstanding shares of common stock, par value $0.01 per share (the “NRG Common Stock”), of NRG Energy, Inc., a Delaware corporation (“NRG”), for 0.485 of a share of Exelon’s common stock (the “Exchange Offer”) and (b) the second-step merger of Exelon Xchange Corporation, a Delaware corporation (“Exelon Xchange”), or another wholly owned subsidiary of Exelon with and into NRG, under which each remaining issued and outstanding share of NRG Common Stock (other than shares of NRG common stock owned by Exelon, Exelon Xchange or NRG or held by NRG stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same number of shares of Exelon common stock as exchanged in the Exchange Offer (the “Merger”).

In rendering our opinion, we have reviewed and relied upon such certificates, documents, corporate records, other instruments and representations of officers of Exelon as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on the foregoing, we are of the opinion that the the Registered Shares to be issued in connection with the Exchange Offer and the Merger have been duly authorized and, when duly executed, delivered and issued in accordance with the respective terms of the Exchange Offer and the Merger, will be legally issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

We consent to the filing of this opinion as an Exhibit 5 to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Exelon Corporation

November 12, 2008

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/    Ballard Spahr Andrews & Ingersoll, LLP